Exhibit 4.6

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Description of Common Stock

General

The Restated Certificate of Incorporation (the “Restated Certificate”) of Huntington Ingalls Industries, Inc. (the “Company,” “us,” “we,” or “our”), as amended, authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and up to 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. Holders of a plurality of the shares entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

Dividends may be paid on our Common Stock and on any class or series of stock entitled to participate with our Common Stock as to dividends, but only when and as declared by our Board of Directors (“Board”) and only if full dividends on all then-outstanding series of our Preferred Stock for the then current and prior dividend periods have been paid or provided for.

Rights Upon Liquidation

If we liquidate, holders of our Common Stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any our Preferred Stock that may be outstanding at that time.

Other Rights
The outstanding shares of our Common Stock are fully paid and nonassessable. The holders of our Common Stock do not have any preemptive, conversion or redemption rights.

Preferred Stock

Under the terms of the Restated Certificate, the Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such powers (including voting powers, full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other rights and such qualifications limitations or restrictions thereof, if any, as shall be determined by the Board.
The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. In addition, the issuance of Preferred Stock could impede the completion of a merger, tender offer or other takeover attempt.

Exhibit 4.6

Other Provisions of Our Restated Certificate and Bylaws and the General Corporation Law of Delaware

Board Vacancies

Under the Restated Certificate, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.
Special Meetings

Our Restated Bylaws (the “Bylaws”) provide that special meetings of the stockholders may only be called by the Board, the Chairperson of the Board or the holders of shares representing at least twenty percent of all the shares of our capital stock issued and outstanding and entitled to vote at such meeting.

Bylaw Amendments

Our Restated Certificate provides that the Bylaws may be amended by the affirmative vote of the Board or by the affirmative vote of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at a stockholder meeting.

Advance Notice Provisions

Under our Bylaws, in order for any matter to be considered “properly brought” before an annual or special meeting by a stockholder, stockholders must comply with certain requirements regarding advance notice to the Company.

Action by Written Consent

Under the General Corporation Law of Delaware and our Bylaws, any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting, unless the Board authorizes such action to be taken by the written consent of the holders of outstanding shares of stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Director Liability

The Restated Certificate contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate and Bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Section 203 of the General Corporation Law of Delaware

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person

Exhibit 4.6

who, together with affiliates and associates, owns, or within three years did own, 15% or more of the Company’s voting stock.